Exhibit 21.1

POLYMER GROUP, INC.

LIST OF SUBSIDIARIES OF THE COMPANY

The following comprises a list of the subsidiaries of the Company as of December 31, 2011:

Albuma S.A.S.

Bonlam, S.A. de C.V.

Bonlam Holdings B.V.

Chicopee Asia, Limited

Chicopee Holdings B.V.

Chicopee Holdings C.V.

Chicopee, Inc.

Difco Performance Fabrics, Inc.

Dominion Textile (USA), L.L.C.

Dominion Textile Inc.

Dominion Textile Mauritius Inc.

DT Acquisition Inc.

Fabrene, L.L.C.

Fabrene, Inc.

Geca-Tapes B V

Geca-Tapes (S) Pte Ltd

Nanhai Nanxin Non-Woven Co. Ltd.

Nordlys S.A.S

PGI Argentina S.A.

PGI Colombia LTDA

PGI Europe, Inc.

PGI Holdings B V

PGI Non-woven (Foshan) Co., Ltd.

PGI Nonwovens B.V.

PGI Nonwovens (China) Co., Ltd.

PGI Nonwovens Limited

PGI Nonwovens (Mauritius)

PGI Neunkirchen GmbH

PGI Nonwovens Switzerland Sarl

PGI Polymer, Inc.

PGI Spain S.L.

Pristine Brands Corporation

Tecsalca Polska SP. ZO.O